UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Conatus Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

20600T108

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 573,733*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 573,733*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 573,733*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 2.9%
12.	Type of Reporting Person (See Instructions) PN

*	Includes 15,100 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 22,102*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 22,102*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,102*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) PN

*	Includes 581 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM Asset Management Investors BV4 LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 16,314*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 16,314*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,314*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

*	Includes 429 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 589,260*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 589,260*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 589,260*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 3.0%
12.	Type of Reporting Person (See Instructions) PN

*	Includes 15,508 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM Asset Management Investors BV5 LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 22,891*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 22,891*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,891*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

*	Includes 602 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 595,835*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 595,835*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 595,835*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 3.0%
12.	Type of Reporting Person (See Instructions) PN

*	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by MPM BioVentures IV-QP, L.P. (“BV IV QP”) and 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by MPM BioVentures IV GmbH & Co. Beteiligungs KG (“BV KG”). The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the direct general partner of BV IV QP and BV KG.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 612,149*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 612,149*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 612,149*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 3.1%
12.	Type of Reporting Person (See Instructions) OO

*	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG and 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by MPM Asset Management Investors BV4 LLC (“AM BV4”). The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the indirect general partner of BV IV QP and BV KG and the manager of AM BV4.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures V GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 589,260*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 589,260*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 589,260*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 3.0%
12.	Type of Reporting Person (See Instructions) PN

*	Consists of 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by MPM BioVentures V, L.P. (“BV V”). The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the direct general partner of BV V.

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures V LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 612,151*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 612,151*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 612,151*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 3.1%
12.	Type of Reporting Person (See Instructions) OO

*	Consists of 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by MPM Asset Management Investors BV5 LLC (“AM BV5”). The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the indirect general partner of BV V and the manager of AM BV5.

CUSIP No. 20600T108

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,224,300*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,224,300*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,224,300*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.2%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG, 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by AM BV4, 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by AM BV5. MPM BioVentures IV GP LLC (“MPM IV GP”) and MPM BioVentures IV LLC (“MPM IV LLC”) are the direct and indirect general partners of BV IV QP and BV KG and MPM IV LLC is the manager of AM BV4. MPM BioVentures V GP LLC (“MPM V GP”) and MPM BioVentures V LLC (“MPM V LLC”) are the direct and indirect general partners of BV V and MPM V LLC is the manager of AM BV5. The Reporting Person is a member of MPM IV LLC and MPM V LLC.

CUSIP No. 20600T108

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,224,300*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,224,300*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,224,300*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.2%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG, 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by AM BV4, 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by AM BV5. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP and BV KG and MPM IV LLC is the manager of AM BV4. MPM V GP and MPM V LLC are the direct and indirect general partners of BV V and MPM V LLC is the manager of AM BV5. The Reporting Person is a member of MPM IV LLC and MPM V LLC.

CUSIP No. 20600T108

1.	Name of Reporting Persons Vaughn M. Kailian
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,224,300*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,224,300*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,224,300*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.2%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG, 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by AM BV4, 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by AM BV5. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP and BV KG and MPM IV LLC is the manager of AM BV4. MPM V GP and MPM V LLC are the direct and indirect general partners of BV V and MPM V LLC is the manager of AM BV5. The Reporting Person is a member of MPM IV LLC and MPM V LLC.

CUSIP No. 20600T108

1.	Name of Reporting Persons James Paul Scopa
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 20,000*
	6.	Shared Voting Power 1,224,300**
	7.	Sole Dispositive Power 20,000*
	8.	Shared Dispositive Power 1,224,300**
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,244,300* **
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.3%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of shares of Common Stock issuable pursuant to options which are exercisable within 60 days of the date of this filing.
**	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG, 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by AM BV4, 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by AM BV5. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP and BV KG and MPM IV LLC is the manager of AM BV4. MPM V GP and MPM V LLC are the direct and indirect general partners of BV V and MPM V LLC is the manager of AM BV5. The Reporting Person is a member of MPM IV LLC and MPM V LLC.

CUSIP No. 20600T108

1.	Name of Reporting Persons Todd Foley
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,224,300*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,224,300*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,224,300*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.2%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG, 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by AM BV4, 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by AM BV5. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP and BV KG and MPM IV LLC is the manager of AM BV4. MPM V GP and MPM V LLC are the direct and indirect general partners of BV V and MPM V LLC is the manager of AM BV5. The Reporting Person is a member of MPM IV LLC and MPM V LLC.

Item 1.
(a)	Name of Issuer

Conatus Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices

16745 West Bernardo Drive, Suite 200

San Diego, CA 92127

Item 2.

(a)	Name of Person Filing

MPM BioVentures IV-QP, L.P.

MPM BioVentures IV GmbH & Co. Beteiligungs KG

MPM Asset Management Investors BV4 LLC

MPM BioVentures V, L.P.

MPM Asset Management Investors BV5 LLC

MPM BioVentures IV GP LLC

MPM BioVentures IV LLC

MPM BioVentures V GP LLC

MPM BioVentures V LLC

Luke Evnin

Ansbert Gadicke

Vaughn M. Kailian

James Paul Scopa

Todd Foley

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital LLC

450 Kendall Street

Cambridge, MA 02142

(c)	Citizenship

All entities were organized in Delaware except MPM BioVentures IV GmbH & Co. Beteiligungs KG, which was organized in Germany. The individuals are all United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

20600T108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

MPM Entity	Shares Held Directly	Shares Issuable Upon Exercise of Warrants Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
BV IV QP	558,633	15,100	573,733	0	573,733	0	573,733	2.9%
BV KG	21,521	581	22,102	0	22,102	0	22,102	0.1%
AM BV4	15,885	429	16,314	0	16,314	0	16,314	0.1%
BV V	573,752	15,508	589,260	0	589,260	0	589,260	3.0%
AM BV5	22,289	602	22,891	0	22,891	0	22,891	0.1%
BV IV GP(1)	0	0	0	595,835	0	595,835	595,835	3.0%
BV IV LLC(2)	0	0	0	612,149	0	612,149	612,149	3.1%
BV V GP(3)	0	0	0	589,260	0	589,260	589,260	3.0%
BV V LLC(4)	0	0	0	612,151	0	612,151	612,151	3.1%
Luke Evnin(5)	0	0	0	1,224,300	0	1,224,300	1,224,300	6.2%
Ansbert Gadicke(5)	0	0	0	1,224,300	0	1,224,300	1,224,300	6.2%
Vaughn M. Kailian (5)	0	0	0	1,224,300	0	1,224,300	1,224,300	6.2%
James Paul Scopa(5)(6)	0	0	20,000	1,244,300	20,000	1,244,300	1,244,300	6.3%
Todd Foley(5)	0	0	0	1,224,300	0	1,224,300	1,224,300	6.2%

(1)	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP and 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG. The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the direct general partner of BV IV QP and BV KG.
(2)	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG and 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by MPM Asset Management Investors BV4 LLC (“AM BV4”). The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the indirect general partner of BV IV QP and BV KG and the manager of AM BV4.
(3)	Consists of 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V. The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the direct general partner of BV V.
(4)	Consists of 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by AM BV5. The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the indirect general partner of BV V and the manager of AM BV5.
(5)	Consists of 558,633 shares of Common Stock and 15,100 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 21,521 shares of Common Stock and 581 shares of Common Stock issuable upon exercise of warrants held by BV KG, 15,885 shares of Common Stock and 429 shares of Common Stock issuable upon exercise of warrants held by AM BV4, 573,752 shares of Common Stock and 15,508 shares of Common Stock issuable upon exercise of warrants held by BV V and 22,289 shares of Common Stock and 602 shares of Common Stock issuable upon exercise of warrants held by AM BV5. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP and BV KG and MPM IV LLC is the manager of AM BV4. MPM V GP and MPM V LLC are the direct and indirect general partners of BV V and MPM V LLC is the manager of AM BV5. The Reporting Person is a member of MPM IV LLC and MPM V LLC.
(6)	Consists of shares of Common Stock issuable pursuant to options which are exercisable within 60 days of the date of this filing.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2016

MPM BIOVENTURES IV-QP, L.P.		MPM BIOVENTURES IV GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures IV GP LLC,	By:	MPM BioVentures IV GP LLC,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures IV LLC,	By:	MPM BioVentures IV LLC,
	its Managing Member		its Managing Member

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin		Name: Luke Evnin
	Title: Member		Title: Member

MPM ASSET MANAGEMENT INVESTORS BV4 LLC		MPM BIOVENTURES V, L.P.

By:	MPM BioVentures IV LLC	By:	MPM BioVentures V GP LLC,
	its Manager		its General Partner

By:	/s/ Luke Evnin	By:	MPM BioVentures V LLC,
	Name: Luke Evnin		its Managing Member
Title: Member

		By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Member

MPM ASSET MANAGEMENT INVESTORS BV5 LLC		MPM BIOVENTURES IV GP LLC

By:	MPM BioVentures V LLC	By:	MPM BioVentures IV LLC,
	its Manager		its Managing Member

By:	/s/ Luke Evnin
	Name: Luke Evnin	By:	/s/ Luke Evnin
	Title: Member	Name:	Luke Evnin
		Title:	Member

MPM BIOVENTURES IV LLC

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Member

MPM BIOVENTURES V GP LLC		MPM BIOVENTURES V LLC

By:	MPM BioVentures V LLC,	By:	/s/ Luke Evnin
	its Managing Member	Name:	Luke Evnin
		Title:	Member

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Member

By:	/s/ Luke Evnin	By:	/s/ Ansbert Gadicke
	Name: Luke Evnin		Name: Ansbert Gadicke

By:	/s/ Vaughn M. Kailian	By:	/s/ James Paul Scopa
	Name: Vaughn M. Kailian		Name: James Paul Scopa

By:	/s/ Todd Foley
Name: Todd Foley

EXHIBITS

A: Joint Filing Agreement